Rainmaker Initiates Search for Seasoned Software and Services Executive for CEO Position

Campbell, Calif., July 31, 2012 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading global provider of B2B e-commerce solutions that drives online sales and renewals for products, subscriptions and training for clients and their channel partners, today announced that its founder and Chief Executive Officer, Michael Silton, will continue as chairman of the Company and that a search will be conducted for a seasoned software and services executive for the chief executive officer’s position.

“I am very pleased that over the past few years we have transformed the company to be the industry leading technology provider of a complete end-to-end B2B solution for our customers to transact, renew and educate. Over the past year, we reduced our adjusted EBITDA loss by approximately 90%, signed several of the largest transactions in the Company’s history, reduced our cost structure by approximately $5 million, established a new strategy and SaaS business model and transformed our technology to e-Commerce solutions,” said Michael Silton, chairman and chief executive officer.

Mr. Silton will continue as CEO until such time as the new CEO joins the Company. Mr. Silton will continue as chairman of the board of directors and will focus his efforts on strategy, as well as maintaining relationships with key customers.

A pioneer in the data-driven marketing of technology products, Mr. Silton helped lead the industry in leveraging data-analysis and prospect databases in support of integrated sales and online marketing. With his knowledge in digital software sales and e-commerce for subscription and contracts, his intimate understanding of the challenges facing technology companies and the needs of their customers led him to found Rainmaker Systems.
See Exhibit A for a reconciliation of GAAP net loss from continuing operations to EBITDA and adjusted EBITDA.

About Rainmaker

Rainmaker Systems, Inc. is a leading global provider of B2B e-commerce solutions that drive online sales and renewal for products, subscriptions and training for our clients and their channel partners. Rainmaker provides these solutions on a consistent, global basis supporting multiple payment methods, currencies and language capabilities. For more information, visit http://www.rainmakersystems.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-

looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our ability to recruit a seasoned software executive for the CEO position, client concentration, as we depend on a small number of clients for a significant percentage of our revenue, the possibility of the discontinuation and/or realignment of some client relationships, general market conditions, the current difficult macro-economic environment and its impact on our business, as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainty and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, and the financial condition of our clients’ businesses, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Timothy Burns                Steve Polcyn
Chief Financial Officer        Investor Relations
Rainmaker Systems, Inc.        Rainmaker Systems, Inc.
(512) 949-6021            (925) 548-3516
timothy.burns@rmkr.com         steve.polcyn@rmkr.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.
EXHIBIT A
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA (1)
(In thousands)
(Unaudited)

	Three months ended
	June 30,	March 31,	June 30,
	2012	2012	2011
Net loss from continuing operations	$(901)	$(1,199)	$(2,795)
Add:
Provision for income taxes	65	53	44
Depreciation of property and equipment	374	375	585
Amortization of intangible assets	28	29	65
Gain due to change in fair value of warrant liability	(15)	(7)	(25)
Interest and other expense, net	43	28	28
	495	478	697

EBITDA – Non-GAAP basis	$(406)	$(721)	$(2,098)
Add:
Stock based compensation	215	175	427

Adjusted EBITDA – Non-GAAP basis	$(191)	$(546)	$(1,671)
_____________________________

(1)
To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses, and adjusted EBITDA, which excludes stock based compensation from EBITDA. We believe EBITDA and adjusted EBITDA provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA and adjusted EBITDA are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA and adjusted EBITDA internally to manage our business and make operating decisions.